Letter to employees

Dear NAME;

Today our company entered a new chapter into our history book. I am delighted to announce to you today that our company has entered into a definitive agreement under which a subsidiary of AT&T has made an offer to acquire Superclick, Inc.

It is thanks to our collective hard work, commitment and dedication over the years that we have caught the attention of and are being courted by well-known brand and company. In fact, one of the largest telecom company in the world. AT&T recognizes that we have developed an incomparable product that they see as a great asset, addition to their service offering and commitment to providing superior service.

Change can sometimes be unsettling, but I don't want you to be alarmed by this announcement.  Business continues as usual and we continue to provide the same level of exceptional service to our clients that they are accustomed to.  I hope you will remain confident in the fact that we have all achieved something great.

Though AT&T is looking to acquire our company, please take note that the transaction has not yet been finalized. The definitive agreement has been approved by the Board of Directors and must now proceed to a shareholder vote. We expect the results of the shareholder vote to be announced in the fourth quarter of 2011.

As our clients become aware of this news, they will likely look to you for more information. Please feel free to direct these inquiries and concerns to your managers; they will be more than glad to respond any questions.

We can ensure that this will be a positive transition for our company. It will help us continue to expand our business and improve our product, in turn continue to provide an exceptional service level to all our customers.

We will be sure to keep you informed as more information becomes available. If you have any questions or concerns, please don’t hesitate to reach out to your manager. We’re glad to go over this news with you and will keep you informed as the process progresses.

Sincerely,

Sandro Natale
Founder, President and CEO of Superclick